Exhibit 99.1

NeoPhotonics Announces Preliminary Revenue Estimate Exceeding Projections for the

Second Quarter of 2012

Quarterly Revenue Expected Up More Than 20% From Second Quarter 2011

SAN JOSE, CA – July 9, 2012 – NeoPhotonics Corporation (NYSE: NPTN), a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high speed communications networks, today announced that, based on preliminary financial estimates, the company expects revenue for its second quarter ended June 30, 2012, to be above its previously stated revenue outlook of $55.0 to $61.0 million. The revenue estimate is preliminary and subject to adjustment; however, in the absence of material adjustment, second quarter revenue would set a new revenue record for NeoPhotonics.

The acceleration of revenue growth in the second quarter was driven primarily by increased demand in a range of products for high speed coherent networks, high speed client applications and access networks.

NeoPhotonics plans to discuss its financial results in a regularly scheduled conference call in early August. Details relating to the call will be published in a future release. The public will be invited to listen to a live webcast of the conference call by visiting the Investor Relations section of the company website at http://ir.neophotonics.com/.

About NeoPhotonics

NeoPhotonics is a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high-speed communications networks. The company’s products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2000 certified engineering and manufacturing facilities in Silicon Valley (USA) and Shenzhen, China. NeoPhotonics has been included in the Russell 3000® Index since its reconstitution in June 2011. For additional information, visit www.neophotonics.com.

© 2012 NeoPhotonics Corporation. All rights reserved. NeoPhotonics and the red dot logo are trademarks of NeoPhotonics Corporation.

Forward Looking Statements

The NeoPhotonics preliminary revenue estimate for the second quarter of 2012 in this press release is a forward-looking statement based upon management’s current expectations and is inherently uncertain. The preliminary revenue estimate is subject to the completion of the company’s customary quarterly closing and review procedures. Actual results could differ materially from the current estimate based on adjustments made during the company’s quarterly closing and review procedures. The reader is cautioned not to unduly rely on the preliminary revenue estimate for the second quarter of 2012. The preliminary revenue estimate is based on information available to NeoPhotonics as of the date hereof and is qualified in its entirety by this cautionary statement, and NeoPhotonics assumes no obligation to revise or update the preliminary revenue estimate.